UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): July 28, 2010

SMURFIT-STONE CONTAINER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-03439	36-2041256
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

222 N. LaSalle Street

Chicago, Illinois  60601

(Address of principal executive offices)

(Zip Code)

(312) 346-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act.

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 22, 2009, the United States Bankruptcy Court in Wilmington, Delaware (the “Court”) authorized Smurfit-Stone Container Corporation (the “Company”) to continue its performance-based short-term and long-term incentive plans beginning in 2009 pursuant to the terms and conditions contained in the Court’s order.  In accordance with the Joint Plan of Reorganization for Smurfit-Stone Container Corporation and its Debtor Subsidiaries and Plan of Compromise and Arrangement for Smurfit-Stone Container Canada Inc. and Affiliated Canadian Debtors (the “Plan of Reorganization”), which was approved by the Court on June 21, 2010, upon the Company’s emergence from bankruptcy proceedings on June 30, 2010, the Company adopted and assumed the Smurfit-Stone Container Corporation 2009 Long-Term Incentive Plan (the “2009 LTIP”).

Incentive bonus targets under the 2009 LTIP, expressed as a percentage of base salary, were established for each of the Named Executive Officers (“NEO”) and are set forth below, along with the total cash payment made to each NEO for the 18-month period under the 2009 LTIP.  These payments represent the pro-rata portion (based on the ratio of the number of calendar days during the period beginning January 1, 2009 and ending June 30, 2010) of the financial performance component of the 2009 LTIP, plus the maximum payment (without pro-ration) available with respect to the restructuring goal component.

NEO	Target	Award

Patrick J. Moore	375%	$5,901,107
Steven J. Klinger	375%	$4,237,923
Craig A. Hunt	150%	$871,040
Steven C. Strickland	120%	$608,981
Paul K. Kaufmann	80%	$355,950

The 2009 LTIP had two metrics.  The first metric was a financial performance-based metric based upon the achievement of adjusted earnings before interest, taxes, depreciation, amortization and restructuring charges (“DCA Adjusted EBITDAR”) for the full calendar years of 2009 and 2010 (pro-rated for 2010 as a result of our emergence from our bankruptcy proceedings on June 30, 2010).  The second metric was a restructuring goal based upon the average trading price of our publicly traded bonds during the thirty days preceding our emergence from the bankruptcy proceedings.  Each metric was assessed independently on the specific performance criteria, and each metric was weighted 50% for payout purposes.

Financial Performance Component

For the financial performance-based component of the 2009 LTIP, each participant was eligible to receive a potential cash payout subject to performance achieved in a two-year performance cycle that began on January 1, 2009 (pro-rated for the partial 2010 calendar year prior to the Company’s emergence from bankruptcy).  Participants were eligible to receive an award at 50% of target payout for 85% “threshold” performance, 100% of target payout for 100% of “target” performance, and 175% of target payout for 140% “maximum” performance.  The target DCA Adjusted EBITDAR for 2009 was $623,335,000, and for the first six months of 2010 it was $221,523,000.  The Company achieved 132.3% of the target for 2009 and 109.1% of the target for the first six months of 2010.

Restructuring Goal Component

The restructuring goal portion of the 2009 LTIP target was based upon improvements in the trading price of the Company’s bonds relative to the trading prices of those bonds on the date that the Company commenced its Chapter 11 bankruptcy proceedings and June 21, 2010, the date that the Court confirmed the Plan of Reorganization.  Each participant was entitled to receive a full maximum payment (without pro-ration) with respect to the restructuring goal component of the 2009 LTIP if the average trading price of the Company’s bonds in the 30-day period prior to June 21, 2010, was not less than fifty cents ($.50).  The average trading price of the Company’s bonds for the 30-day period exceeded that amount, and because the Restructuring Goal was achieved, each Participant was paid 175% of the 50% target for the Restructuring Goal component of the 2009 LTIP.

Emergence Equity Grant to Directors and Annual Director Retainer Fees

In connection with the Company’s emergence from bankruptcy proceedings on June 30, 2010, each of the Directors of the reorganized Company was awarded an emergence equity grant of restricted stock units (“RSUs”) with a value of $150,000.  The award was made July 31, 2010, and was based on the average of the closing prices on the New York Stock Exchange for the 30 calendar days following the listing date of the underlying Common Stock, resulting in an award of 7,233 RSUs to each Director.  One-third of these RSUs vest and convert to shares of the Company’s Common Stock on each of the first, second and third anniversaries of the award date.

On July 28, 2010, the Company’s Board of Directors established the compensation to be paid to the Company’s independent Directors.  Each independent Director is entitled to receive an annual fee of $150,000 as compensation for serving on the board, with the non-executive Chairman entitled to an additional retainer of $150,000.  Independent Directors also receive a fee of $1,500 per Board and Committee meeting attended after the first six meetings each year, paid quarterly in arrears, plus travel expenses.  The Chairman of the Audit Committee receives an additional fee of $20,000 annually, and the Chairmen of the Compensation Committee, the Nominating and Governance Committee and the Strategy and Finance Committee receive an additional fee of $15,000 annually.  The annual retainer and non-executive Chairman retainer will be paid 50% in cash, paid quarterly in advance, and 50% in RSUs, issued quarterly on January 31, April 30, July 31 and October 31, based on the closing price of the Company’s Common Stock on that date or the immediately preceding trading day if that date is not a trading day.  RSUs awarded in payment of the retainers vest and convert to shares of the Company’s Common Stock on the first anniversary of the award date.

On July 31, 2010, RSUs were awarded to the independent Directors for the equity portion of their quarterly retainer fees as set forth below.

Director	RSUs Awarded

Ralph F. Hake	1,799
Timothy J. Bernlohr	900
Terrell K. Crews	900
Eugene I Davis	900
Michael E. Ducey	900
Jonathan F. Foster	900
Ernst A. Häberli	900
Arthur W. Huge	900
James J. O’Connor	900

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 2, 2010

SMURFIT-STONE CONTAINER CORPORATION

	By:	/s/ Craig A. Hunt
	Name:	Craig A. Hunt
	Title:	Senior Vice President, Secretary, and General Counsel